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                                                                    EXHIBIT 99.3
                          NOTICE OF WAIVER ACCEPTANCE

                             CABOT INDUSTRIAL TRUST
                 Dividend Reinvestment and Share Purchase Plan

DATE:

TO:

FIRM:

VIA FAX #

COPY TO:  BankBoston, N.A., Agent
          c/o Boston EquiServe, L. P.
          Via Fax #

  We are pleased to inform you that your waiver for participation in the Cabot Industrial Trust Dividend Reinvestment and Share Purchase Program has been granted for the __________ investment period in the amount of _____________. Please be advised that for this pricing period the discount rate is _____ and the threshold price is ___________. The ten days of this pricing period are
__________________.

  All monies must be wired to BankBoston, N.A. by 5 p.m. Eastern Time on ___________ (at least one (1) trading day prior to the relevant investment period). Please find the wiring instructions below:

  Send funds to:  BankBoston, N.A.
                  100 Federal Street
                  Boston, MA  02110
                  ABA No: [forthcoming]

  For Credit to:


  Please be advised that any uninvested monies will be returned after the conclusion of the pricing period.


  Thank you for your participation. Please call me at (617) 723-0900 with any questions.

                 Sincerely,


                 [Cabot Industrial Trust Officer]